UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2020

WESTERN URANIUM & VANADIUM CORP.
(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	000-55626	98-1271843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Bay Street, Suite 1400, Toronto, Ontario, Canada	M5H 2S8
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 864-2125

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☑  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

On November 12, 2020, Western Uranium & Vanadium Corp. (the “Company”) entered into a new employment agreement (the “Agreement”) with its Chief Financial Officer, Robert Klein. The Agreement is effective as of October 1, 2020 and has an initial term that ends on September 30, 2021. The Agreement will automatically renew for successive annual terms unless either party provides a 90-day advance written notice of their intention not to renew. The Agreement provides for a base salary of $150,000 per year, the amount of which is subject to review at least annually on or about December 15th of each year during the term of the Agreement. Under the Agreement, Mr. Klein will be eligible to receive a bonus after the end of each calendar year or such earlier date as the Board of Directors may determine, in an amount to be determined and approved by the Board. A bonus will also be considered upon the closing of a strategic transaction by the Company. The Agreement provides that Mr. Klein will continue to be eligible to participate generally in any employee benefit plan of the Company or its affiliates and to receive annual stock option grants under the Company’s incentive stock option plan in amounts to be determined and approved by the Board. The Agreement also provides Mr. Klein with certain rights of indemnification and advancement of expenses in his capacity as an officer or employee of the Company and for having served any other entity as an officer, director or employee at the Company’s request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2020	WESTERN URANIUM & VANADIUM CORP.

	By:	/s/ Robert Klein
Robert Klein Chief Financial Officer

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